Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Six Month Periods Ended June 30, 2015

NASHVILLE, TN, August 11, 2015 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and six month periods ended June 30, 2015.

Operating Results

Income before income taxes for the three months ended June 30, 2015 was $0.7 million, compared with income before income taxes of $3.7 million for the three months ended June 30, 2014. Net income for the three months ended June 30, 2015 was $0.3 million, compared with net income of $3.5 million for the three months ended June 30, 2014. Basic and diluted net income per share were $0.01 for the three months ended June 30, 2015, compared with basic and diluted net income per share of $0.08 for the same period in the prior year.

Income before income taxes for six months ended June 30, 2015 was $1.4 million, compared with income before income taxes of $4.3 million for the six months ended June 30, 2014. Net income for the six months ended June 30, 2015 was $0.8 million, compared with net income of $4.0 million for the six months ended June 30, 2014. Basic and diluted net income per share were $0.02 for the six months ended June 30, 2015, compared with basic and diluted net income per share of $0.10 for the same period in the prior year.

Joe Borbely, the Company’s President and CEO commented “Like other auto insurers in our space dealing with an increase in miles driven as the result of an improving economy and low gas prices, we were challenged by an elevated claims frequency. In response, our team continues to work very hard to combat this increased loss cost through both pricing and underwriting actions. On the other hand, the continued strong production across all of our business channels resulted in an 18% expense ratio, our lowest quarterly ratio in over ten years. Looking forward, the start of the third quarter brought with it the close of the Titan acquisition, and I am pleased to welcome some 240 former Titan associates to the Acceptance team. The addition of 83 former Titan retail locations now brings us to 442 stores coast-to-coast. This is a major step in our long-term vision to expand the Acceptance brand throughout the nation.”

Revenues. Revenues for the three months ended June 30, 2015 increased 20% to $80.6 million from $67.1 million in the same period in the prior year. Revenues for the six months ended June 30, 2015 increased 20% to $155.7 million from $129.7 million in the same period in the prior year.

Premiums earned increased by $11.4 million, or 20%, to $67.3 million for the three months ended June 30, 2015, from $55.9 million for the three months ended June 30, 2014. For the six months ended June 30, 2015 premiums earned increased by $22.3 million, or 21%, to $129.9 million from $107.6 million for the six months ended June 30, 2014. This improvement was primarily due to an increase in PIF from 159,293 at June 30, 2014 to 183,829 at June 30, 2015, in addition to higher average premiums and an increase in the average policy life.

Loss Ratio. The loss ratio was 81.7% for the three months ended June 30, 2015, compared with 73.5% for the three months ended June 30, 2014. The loss ratio was 79.2% for the six months ended June 30, 2015, compared with 72.4% for the six months ended June 30, 2014. We experienced favorable development related to prior periods of $0.1 million for the three months ended June 30, 2015, compared with favorable development of $2.4 million for the three months ended June 30, 2014. For the six months ended June 30, 2015, we experienced favorable development related to prior periods of $1.7 million, compared with favorable development of $4.4 million for the six months ended June 30, 2014. The favorable development for the three and six month periods ended June 30, 2015 was primarily due to lower than expected development related to bodily injury and personal injury protection emergence.

Excluding the development related to prior periods for the three months ended June 30, 2015 and 2014, the loss ratios were 81.9% and 77.8%, respectively. Excluding the development related to prior periods for the six months ended June 30, 2015 and 2014, the loss ratios were 80.5% and 76.5%, respectively. The year-over-year increase in the loss ratio was primarily due to higher than expected claim frequency and severity across multiple coverages principally in property damage liability and collision claims.

Expense Ratio. The expense ratio was 18.2% for the three months ended June 30, 2015, compared with 20.7% for the three months ended June 30, 2014. The expense ratio was 20.4% for the six months ended June 30, 2015, compared with 24.9% for the six months ended June 30, 2014. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio increase to 99.9% for the three months ended June 30, 2015 from 94.2% for the three months ended June 30, 2014. For the six months ended June 30, 2015, the combined ratio increased to 99.6% from 97.3% for the six months ended June 30, 2014.

Titan Acquisition

Effective July 1, 2015 we acquired certain assets of Titan Insurance Services, Inc. and Titan Auto Insurance of New Mexico, Inc. (the “Titan Agencies”). These agencies sell private passenger non-standard automobile insurance through 83 retail stores, principally in California (48), but also in Texas (12), Arizona (10), Florida (4), Nevada (4) and New Mexico (5). The Titan Agencies were owned and operated by Nationwide. Through these Titan-branded stores, the Titan Agencies sell policies through both Nationwide and other unrelated insurance companies. We plan to rebrand the stores under our Acceptance Insurance name. These new Acceptance stores will initially continue to write policies for both Nationwide and other unrelated insurance companies. Approximately 240 employees accepted offers of employment with us as a part of this acquisition.

Going forward, we plan to develop our own products for California, Arizona, Nevada and New Mexico, and introduce our current Texas and Florida products into stores in those states. One of our insurance companies has applied for an insurance company license in California and is already licensed in the three other states where it does not currently write business.

We may introduce our own products in the states in which we currently have an insurance company license prior to the end of 2015. However, a California product is not expected to be available until sometime in early 2016, subject to the approval of our California insurance company license application by the California Department of Insurance. Therefore, it is anticipated that initially, the Titan acquisition will operate primarily as an insurance agency operation for which our revenues will be in the form of commission and fee income.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 13 states and are licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type. In most instances, these individuals are seeking to obtain the minimum amount of automobile insurance required by law.

At August 12, 2015, we leased and operated approximately 440 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, select retail locations in highly competitive markets in Illinois and Texas offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements, including statements about the expected effects of the recently completed acquisition. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Premiums earned	$67,300	$55,854	$129,915	$107,602
Commission and fee income	11,929	10,051	23,278	19,226
Investment income	1,406	1,257	2,551	2,794
Net realized (losses) gains on investments, available-for-sale	(4)	(42)	(7)	40
	80,631	67,120	155,737	129,662
Costs and expenses:
Losses and loss adjustment expenses	55,003	41,066	102,937	77,883
Insurance operating expenses	23,774	21,162	48,969	45,191
Other operating expenses	263	245	586	478
Stock-based compensation	53	66	72	112
Depreciation and amortization	399	437	807	880
Interest expense	449	421	872	848
	79,941	63,397	154,243	125,392
Income before income taxes	690	3,723	1,494	4,270
Provision for income taxes	375	254	693	290
Net income	$315	$3,469	$801	$3,980
Net income per share:
Basic	$0.01	$0.08	$0.02	$0.10
Diluted	$0.01	$0.08	$0.02	$0.10
Number of shares used to calculate net income per share:
Basic	41,020	40,978	41,018	40,974
Diluted	41,384	41,274	41,347	41,278

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $132,727 and $119,119, respectively)	$136,998	$125,085
Cash and cash equivalents	103,774	102,429
Premiums and fees receivable, net of allowance of $459 and $392	64,991	56,344
Deferred tax assets, net	16,706	16,521
Other investments	11,578	10,530
Other assets	5,874	6,104
Property and equipment, net	3,570	3,173
Deferred acquisition costs	4,751	3,459
Deposit under asset purchase agreement	33,735	—
Identifiable intangible assets	4,998	4,800
TOTAL ASSETS	$386,975	$328,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$110,476	$96,613
Unearned premiums and fees	80,918	67,942
Debentures payable	40,107	40,211
Term loan from principal stockholder	29,740	—
Other liabilities	18,952	16,715
Total liabilities	280,193	221,481
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,041 and 41,016 issued and outstanding, respectively	410	410
Additional paid-in capital	457,358	457,242
Accumulated other comprehensive income, net of tax of $331 and $923, respectively	3,991	5,090
Accumulated deficit	(354,977)	(355,778)
Total stockholders’ equity	106,782	106,964
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$386,975	$328,445

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Gross premiums earned:
Georgia	$12,795	$10,322	$24,540	$19,902
Florida	10,566	8,657	20,408	16,620
Texas	9,011	7,169	17,375	13,638
Ohio	6,761	5,757	13,126	10,906
Alabama	6,249	5,604	12,095	10,857
Illinois	6,226	5,092	12,183	9,821
South Carolina	4,954	4,235	9,576	8,242
Tennessee	4,036	3,208	7,655	6,394
Pennsylvania	2,361	2,257	4,620	4,403
Indiana	2,021	1,562	3,866	2,994
Missouri	1,462	1,275	2,864	2,413
Mississippi	872	789	1,688	1,539
Virginia	78	—	94	—
Total gross premiums earned	67,392	55,927	130,090	107,729
Premiums ceded to reinsurer	(92)	(73)	(175)	(127)
Total net premiums earned	$67,300	$55,854	$129,915	$107,602

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Loss	81.7%	73.5%	79.2%	72.4%
Expense	18.2%	20.7%	20.4%	24.9%
Combined	99.9%	94.2%	99.6%	97.3%

POLICIES IN FORCE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Policies in force – beginning of period	192,613	168,607	163,712	143,077
Net change during period	(8,784)	(9,314)	20,117	16,216
Policies in force – end of period	183,829	159,293	183,829	159,293

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Retail locations – beginning of period	355	355	356	360
Opened	5	—	5	—
Closed	(1)	(2)	(2)	(7)
Retail locations – end of period	359	353	359	353

RETAIL LOCATIONS BY STATE

	June 30,		March 31,		December 31,
	2015	2014	2015	2014	2014	2013
Alabama	24	24	24	24	24	24
Florida	35	30	31	30	31	30
Georgia	60	60	60	60	60	60
Illinois	60	60	60	61	60	61
Indiana	17	17	17	17	17	17
Mississippi	7	7	7	7	7	7
Missouri	9	10	9	11	10	11
Ohio	27	27	27	27	27	27
Pennsylvania	15	16	15	16	15	16
South Carolina	25	25	25	25	25	25
Tennessee	23	19	22	19	22	19
Texas	57	58	58	58	58	63
Total	359	353	355	355	356	360

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885